Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports, dated March 17, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Furmanite Corporation and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Furmanite Corporation and subsidiaries on Form S-8.
/s/ Grant Thornton LLP
Dallas, Texas
April 4, 2008